180 Connect Inc.
6501 E. Belleview Avenue
Englewood, Colorado 80111

August 3, 2007

Mr. Brian McCarthy
26915 N. 162nd Street
Scottsdale Arizona, 85262

Re: Amendment to Employment Agreement

Dear Brian,

Reference is made to (i) that certain amended director employment agreement (the “Employment Agreement”), effective as of September 30, 2006, between you and 180 Connect, Inc., a Nevada corporation (the “Company”), and (ii) that certain Arrangement Agreement, dated as of March 13, 2007, by and among the Company, 6732097 Canada Inc. (“Purchaser”), a corporation incorporated under the laws of Canada and an indirect wholly-owned subsidiary of Ad.Venture Partners, Inc., a Delaware corporation (“Parent”), and Parent, as amended by Amendment No. 1 thereto dated as of July 2, 2007 (as so amended, the “Arrangement Agreement”), pursuant to which, subject to the terms and conditions thereof, the Purchaser and the Parent will acquire all of the issued and outstanding common shares of the Company and assume the obligation to issue common stock upon exercise of the Company Options, the Company SARs and Company Warrants (each as defined in the Arrangement Agreement) and conversion of the Convertible Debentures (as defined in the Arrangement Agreement) (the “Arrangement”). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement.

This letter is intended to amend the Employment Agreement as set forth below, subject to and effective upon the consummation of the Arrangement (the “Effective Time”).

1.  Notwithstanding anything to the contrary herein or in the Employment Agreement, the Employment Agreement shall continue in full force and effect, including, but not limited to, your entitlement to participate in our discretionary annual bonus plan, until December 31, 2007 (except with respect to Section 4(c) thereof, which shall be revised in accordance with Paragraph 6(ii) below).

2.  Your Employment Agreement shall be terminated on December 31, 2007 and thereafter the provisions of this letter agreement shall govern. For the 2008 calendar year, you shall serve as the non-executive Chairman of the Board of Directors of 180 Connect Inc., a Delaware corporation (the “Combined Entity”) on a part-time basis. Your duties as Chairman shall be as set forth in the bylaws of the Combined Entity and as provided under Delaware law. During the 2008 calendar year, you shall receive $240,000 as an annual salary and shall be entitled to participate in the Combined Entity’s discretionary bonus plan, which shall provide you with an opportunity to earn up to 100% of your annual salary for meeting quarterly and annual financial objectives, which financial objectives will be established by the Board of Directors of the Combined Entity and shall be considered by the Compensation Committee of the Combined Entity in awarding any discretionary bonus. The Compensation Committee of the Combined Entity shall evaluate and make recommendations regarding the attainment of quarterly goals to the Board of Directors of the Combined Entity at the conclusion of each quarter and any bonus deemed earned during the quarter shall be paid within thirty days of the close of the contract quarter.

3.  From January 1, 2009 to September 30, 2009, you shall continue to serve as the non-executive Chairman of the Board of Directors of the Combined Entity at an annual salary of $75,000. However, you shall not be entitled to participate in the Combined Entity’s discretionary bonus plan.

4.  After October 1, 2009, you shall continue as a director of the Combined Entity until the expiration of your term as a director. During this time, you shall be compensated at the same level as the Combined Entity compensates its independent directors.

5.  From the Effective Time until such time as you are no longer a director of the Combined Entity, you shall be entitled to all benefits provided by the Combined Entity in accordance with the plans and practices of the Combined Entity applicable to directors of the Combined Entity, as they may be amended from time to time. Without limiting the generality of the foregoing, the Combined Entity shall reimburse you for all reasonable expenses incurred by you in the course of performing your duties as a director which are consistent with the Combined Entity’s policies, as they may be amended from time to time, subject to the Combined Entity’s requirements with respect to reporting and documentation of such expenses. In addition, you will be indemnified for your actions as a director of the Combined Entity to the fullest extent permitted by Delaware law, and shall be covered under the Combined Entity’s directors and officers insurance policies in effect from time to time.

6.  In consideration for your agreement to terminate the Employment Agreement prior to the end of its term, (i) you shall be entitled to a cash severance payment in the amount of $400,000, payable on December 31, 2007, and (ii) you shall be granted 170,000 restricted stock units and 170,000 share appreciation rights or stock options of the Combined Entity. Such securities shall be issued on the same terms and in the same form as those granted to the Combined Entity’s chief executive officer, as determined by the Compensation Committee of the Combined Entity.

7.  You shall be entitled to a transaction bonus in the amount of $1.6 million, as approved by the board of directors of the Company, payable at the Effective Time.

8.  For the avoidance of doubt, this letter agreement is subject to the consummation of the Arrangement.

Sincerely yours,

/s/ Peter Giacalone
Name: Peter Giacalone Title: Chief Executive Officer

Acknowledged and accepted:

/s/ Brian McCarthy

Brian McCarthy